Exhibit (a)(1)

                       OFFER TO PURCHASE FOR CASH 173,732
                 BENEFICIAL ASSIGNMENT CERTIFICATES REPRESENTING
                          LIMITED PARTNERSHIP INTERESTS
                                       OF
                          CRI HOTEL INCOME PARTNERS, LP
                                       AT
                                   $14 PER BAC
                                       by:

    MPF-NY 2007, LLC; MPF Badger Acquisition Co. LLC; MPF DeWaay Fund 4, LLC; MPF Senior Note Program I, LP; Steven Gold; MP Income Fund 16 LLC; MPF Income
Fund 23, LLC; MPF DeWaay Fund 6, LLC; MPF Flagship Fund 13 LLC; MPF Special Fund
 8, LLC; MPF Flagship Fund 11, LLC; MPF Acquisition Co. 3, LLC; MPF DeWaay Fund
                       5, LLC; MPF Flagship Fund 12, LLC
                        (collectively the "Purchasers")

   THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON NOVEMBER 20, 2007, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 173,732 beneficial assignment certificates representing limited partnership interests (the "BACs") in CRI HOTEL INCOME PARTNERS, LP (the "Partnership"). The Purchasers are not affiliated with the Partnership or its general partner. The general partner of the Partnership is CRICO Hotel Associates I, LP (the "General Partner"). The Purchasers hereby offer to purchase 173,732 BACs at a purchase price equal to $14 per BAC, less the amount of any distributions declared or made with respect to the BACs between October 11, 2007 and November 20, 2007, or such other date to which this offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering BAC holders to the Purchasers.

Tender of BACs will include the tender of any and all securities into which the BACs may be converted and any securities distributed with respect to the BACs from and after the Offer Date. The Partnership had 997 holders of record owning an aggregate of 868,662 BACs as of December 31, 2006, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2006. The Purchasers and their affiliates currently beneficially own 91,480 BACs, or 10.53% of the outstanding BACs. The 173,732 BACs subject to the Offer constitute 20% of the outstanding BACs. Consummation of the Offer, if all BACs sought are tendered, would require payment by the Purchasers of up to $2,432,248 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital.

Holders of BACs ("BAC holders") are urged to consider the following factors:

o    This offer is 20%, or $2.50 per BAC, higher than our previous offer.

o According to the Partnership's most recent Annual Report on Form 10-K, "The General Partner is not currently soliciting sale offers" and that the Partnership "will continue until December 31, 2016, unless dissolved earlier..." (emphasis added). Further, the General Partner has stated that it will "review sale opportunities for the portfolio of hotels in the next few years" but that "we believe that a refinancing at this time, rather than a sale of the hotels, is the most appropriate investment strategy." Therefore, investors may not see liquidity until 2016.

o The tax year in which you sell your BAC will be the final year for which you will be obligated to file a K-1 for the Partnership with your tax return. This may represent a reduction in costs associated with filing complicated tax returns. Your decision to sell may have other favorable or unfavorable tax consequences and potential sellers should consult their individual tax advisers.

o BAC holders who tender their BAC will give up the opportunity to participate in any future benefits from the ownership of BAC, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per BAC payable to a tendering BAC holder by the Purchasers may be less than the total amount which might otherwise be received by the BAC holder with respect to the BAC over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the BAC. In establishing the purchase price of $14 per BAC, the Purchasers are motivated to establish the lowest price which might be acceptable to BAC holders consistent with the Purchasers' objectives. There is no public market for the BAC, and neither the BAC holders nor the Purchasers have any accurate means for determining the actual present value of the BAC. Although there can be no certainty as to the actual present value of the BAC, the

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

     Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $15.61 per BAC. It should be noted, however, that the Purchasers have not made an independent appraisal of the BAC or the Partnership's properties, and are not qualified to appraise real estate. Furthermore, there can be no assurance as to the timing or amount of any future Partnership distributions, and there cannot be any assurance that the Purchasers' estimate accurately reflects an approximate value of the BAC or that the actual amounts which may be realized by holders for the BAC may not vary substantially from this estimate.

o The Depositary, MacKenzie Patterson Fuller, LP, is an affiliate of certain of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling BAC holders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the BAC prior to the Expiration Date and acceptance by the Purchasers for payment. Further, by tendering your BAC, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

o The Offer allows Unitholders the option to sell 'All or None' of their Units, thereby allowing Unitholders the option to avoid proration if more than 173,732 Units are tendered. See Section 2--Acceptance for Payment and Payment for Units; Proration and Section 4--Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Units tendered by a Unitholder if a total of more than 173,732 Units are tendered and the Unitholder does not select the 'All or None' option.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF BACS BEING TENDERED. IF MORE THAN 173,732 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 173,732 UNITS FROM TENDERING UNITHOLDERS (WHO DO NOT ELECT THE 'ALL OR NONE' OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A BAC HOLDER MAY TENDER ANY OR ALL BACS OWNED BY SUCH BAC HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BAC, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any BAC, and
(iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to BAC holders in a manner reasonably designed to inform BAC holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any BAC holder desiring to tender any or all of such BAC holder's BAC should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on purple paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson Fuller, LP (the "Depositary"), an affiliate of the Purchasers, at the address or facsimile number set forth below.

                         MacKenzie Patterson Fuller, LP
                  1640 School Street, Moraga, California 94556
                Telephone: 800-854-8357; Facsimile: 925-631-9119
                         E-Mail Address: offers@mpfi.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 1-800-854-8357.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

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

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.



                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................4
INTRODUCTION...................................................................7
TENDER OFFER..................................................................10
Section 1.  Terms of the Offer................................................10
Section 2. Acceptance for Payment and Payment for BAC;Proration...............10
Section 3. Procedures for Tendering BAC.......................................11
Section 4. Withdrawal Rights..................................................12
Section 5. Extension of Tender Period; Termination; Amendment.................12
Section 6. Material Federal Income Tax Consequences...........................13
Section 7. Effects of the Offer...............................................14
Section 8.  Future Plans......................................................15
Section 9. The Business of the Partnership....................................16
Section 10. Conflicts of Interest.............................................16
Section 11. Certain Information Concerning the Purchasers.....................16
Section 12. Source of Funds...................................................17
Section 13. Conditions of the Offer...........................................17
Section 14. Certain Legal Matters.............................................18
Section 15. Fees and Expenses.................................................18
Section 16. Miscellaneous.....................................................18
SCHEDULE I....................................................................19

                               SUMMARY TERM SHEET

The Purchasers are offering to purchase up to 173,732 BAC for $14 per BAC in cash. The following are some of the questions that you, as a BAC holder of the Partnership, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your BAC is being made jointly by MPF-NY 2007, LLC; MPF Badger Acquisition Co. LLC; MPF DeWaay Fund 4, LLC; MPF Senior Note Program I, LP; Steven Gold; MP Income Fund 16 LLC; MPF Income Fund 23, LLC; MPF DeWaay Fund 6, LLC; MPF Flagship Fund 13 LLC; MPF Special Fund 8, LLC; MPF Flagship Fund 11, LLC; MPF Acquisition Co. 3, LLC; MPF DeWaay Fund 5, LLC; MPF Flagship Fund 12, LLC. Each of the entity Purchasers is a real estate investment fund managed or advised by MacKenzie Patterson Fuller, LP, a private, independent real estate investment firm or its affiliate Sutter Capital Management, LLC. None of these entities is affiliated with the Partnership or its General Partner.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 173,732 beneficial assignment certificates representing limited partnership interests, which are the "BACs" issued to investors in the Partnership.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $14 per BAC, net to you in cash, less the amount of any distributions declared or made with respect to the BAC between October 11, 2007 and the date the Offer expires. The Offer price would be reduced by the amount of distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering BAC holders to the Purchasers. If you tender your BAC to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of BAC sought is purchased, the Purchasers' capital commitment will be approximately $2,432,248. The Purchasers have an aggregate of approximately $40 million in total assets at their disposal to fund payment to selling BAC holders. The Purchasers currently have sufficient funded capital to fund all of their commitments under this Offer and all other tender offers they may be presently making.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the Partnership, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Pacific Time, on November 20, 2007, to decide whether to tender your BAC in the Offer.

WILL ALL OF THE BACS I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchasers desire to purchase up to 173,732 BAC. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 173,732, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 173,732 Units are so tendered and not withdrawn, we will accept for payment and pay for 173,732 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate. However, you have the option to sell `All or None' of your Units by checking the appropriate box on the Letter of Transmittal. If you check that box, we will not purchase your Units if more than 173,732 Units are tendered, and you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Units; Proration and Section 4. Withdrawal Rights.


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


CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.mpfi.com (click on MPF Tenders) to see if it has been extended, or check the SEC's EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of BAC tendered, the availability of financing, or the success of the offer. However, we may not be obligated to purchase any BAC if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any BAC which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business. Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions. Further, by tendering your BAC, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE BACS I TENDER?

Upon the Expiration of the Offer and our acceptance of the BAC you tender, we will pay you upon confirmation that the general partner will either transfer the BAC or recognize the change of address for distributions and correspondence on the BAC.

HOW DO I TENDER MY BACS?

To tender your BAC, you must deliver a completed Letter of Transmittal (printed on purple paper), to the Depositary at: MacKenzie Patterson Fuller, LP, 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile
Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED BACS?

You can withdraw previously tendered BAC at any time until the Offer has expired and, if we have not agreed to accept your BAC for payment by December 10, 2007, you can withdraw them at any time after such time until we do accept your BAC for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED BACS?

To withdraw BAC, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the BAC.

WHAT DOES THE PARTNERSHIP'S GENERAL PARTNER THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the General Partner. The General Partner may be expected to respond with the Partnership's position on the offer in the next two weeks.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

The Partnership reported 997 holders of its outstanding BAC as of the date of its most recent annual report. If the total number of BAC holders is below 300, the Partnership can elect to discontinue its status as a public reporting company. Accordingly, it is possible that the Offer could result in the total number of BAC holders falling below the 300 holder level. However, there has never been a public trading market for the BAC and none is expected to develop, so the Partnership's status as a public company will not affect a trading market in the BAC. While the Partnership's Agreement of Limited Partnership requires that all BAC holders be provided annual audited financial statements, quarterly interim financial statements, and timely reports providing other information regarding the operations and condition of the Partnership, a change in the Partnership's status as a public company could reduce the information available to BAC holders about the Partnership in the event the information required by the Partnership Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission. Further, such potential deregistration would result in the loss of the other protections afforded by registration.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY BACS?

The Purchasers do not anticipate that BAC held by non-tendering BAC holders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE PARTNERSHIP?

The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership. The Purchasers do not have any present intention to take action in connection with the liquidation of the Partnership or with any extraordinary transaction concerning the Partnership or its assets. Although the Purchasers do not have any present intention to take any action with respect to management or control of the Partnership, the Purchasers reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including any vote affecting the sale of the Partnership's assets and the liquidation and dissolution of the Partnership. Thus, if the Purchasers purchase over 50% of the outstanding BAC of the Partnership (pursuant to this and any other tender offers and other purchases), they will be in a position to control the Partnership by virtue of being able to remove and replace the General Partner, to cause the Partnership to sell its assets, and to liquidate the Partnership.

WHAT IS THE MARKET VALUE OF MY BACS?

The BAC do not have a readily ascertainable market value, and neither the BAC holders nor the Purchasers have any accurate means for determining the actual present value of the BAC. According to the Partnership, "There is no established market for the purchase and sale of BACs, although a various informal secondary market services exist. Due to the limited markets, however, investors may be unable to sell or otherwise dispose of their BACs." (Annual Report on Form 10-K for the fiscal year ending December 31, 2006). The Purchasers' review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported sales of Units on secondary markets at $10 during the 2nd Quarter 2007 and sales of Units on secondary markets at $15.25 per Unit in Jul/Aug 2007, respectively. The American Partnership Board, another independent, third-party source, reported no trades in 3rd quarter 2007. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. In August 2006, the Purchasers received 46,476 BAC through a registered tender offer of $11 per BAC. In April 2007, the Purchasers received 17,740 BAC through a registered tender offer of $12.50 per BAC. The Purchasers are unaware of any other recent trading prices. Although there can be no certainty as to the actual present value of the BAC, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $15.61 per BAC, or higher. It should be noted, that the Purchasers have not made an independent appraisal of the BAC or the Partnership's properties, and are not qualified to appraise real estate. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the BAC or that the actual amounts which may be realized by BAC holders for the BAC may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Patterson Fuller, LP, toll-free, at 800-854-8357.

To the BAC holders of CRI HOTEL INCOME PARTNERS, LP:

                                  INTRODUCTION

         The Purchasers hereby offer to purchase 173,732 BAC at a purchase price of $14 per BAC ("Offer Price"), less the amount of any distributions declared or paid with respect to the BAC between October 11, 2007, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchasers are unaware of any distributions declared or paid since October 11, 2007. BAC holders who tender their BAC will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of BAC. The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.

         For further information concerning the Purchasers, see Section 11 below and Schedule I. None of the Purchasers or the Depositary is affiliated with the Partnership or the Partnership's General Partner. The address of the Partnership's principal executive offices is 11200 Rockville Pike, Rockville, Maryland 20852, and its phone number is (301) 468-9200.

BAC holders are urged to consider the following factors:

o    This offer is 20%, or $2.50 per BAC, higher than our previous offer.

o According to the Partnership's most recent Annual Report on Form 10-K, "The General Partner is not currently soliciting sale offers" and that the Partnership "will continue until December 31, 2016, unless dissolved earlier..." (emphasis added). Further, the General Partner has stated that it will "review sale opportunities for the portfolio of hotels in the next few years" but that "we believe that a refinancing at this time, rather than a sale of the hotels, is the most appropriate investment strategy." Therefore, investors may not see liquidity until 2016.

o The tax year in which you sell your BAC will be the final year for which you will be obligated to file a K-1 for the Partnership with your tax return. This may represent a reduction in costs associated with filing complicated tax returns. Your decision to sell may have other favorable or unfavorable tax consequences and potential sellers should consult their individual tax advisers.

o The Offer will provide BAC holders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. BAC holders may have a more immediate need to use the cash now tied up in an investment in the BAC and may wish to sell them to the Purchasers.

o BAC holders who tender their BAC will give up the opportunity to participate in any future benefits from the ownership of BAC, including potential future distributions by the Partnership from property dispositions or operations from future development, if any, and the purchase price per BAC payable to a tendering BAC holder by the Purchasers may be less than the total amount which might otherwise be received by the BAC holder with respect to the BAC over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the BAC. In establishing the purchase price of $14 per BAC, the Purchasers are motivated to establish the lowest price which might be acceptable to BAC holders consistent with the Purchasers' objectives. There is no public market for the BAC, and neither the BAC holders nor the Purchasers have any accurate means for determining the actual present value of the BAC. Although there can be no certainty as to the actual present value of the BAC, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $15.61 per BAC. It should be noted, however, that the Purchasers have not made an independent appraisal of the BAC or the Partnership's properties, and are not qualified to appraise real estate. Furthermore, there can be no assurance as to the timing or amount of any future Partnership distributions, and there can be no assurance that the Purchasers' estimate accurately reflects an approximate value of the BAC or that the actual amounts which may be realized by holders for the BAC may not vary substantially from this estimate.

o The Depositary, MacKenzie Patterson Fuller, LP, is an affiliate of certain of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling BAC holders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the BAC prior to the Expiration Date and acceptance by the Purchasers for payment. Further, by tendering your BAC, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

o The Offer allows Unitholders the option to sell 'All or None' of their Units, thereby allowing Unitholders the option to avoid proration if more than 173,732 Units are tendered. See Section 2--Acceptance for Payment and Payment for Units; Proration and Section 4--Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Units tendered by a Unitholder if a total of more than 173,732 Units are tendered and the Unitholder does not select the 'All or None' option.

Establishment of the Offer Price

         The Purchasers have set the Offer Price at $14 per BAC, less the amount of any distributions declared or made with respect to the BAC between October 11, 2007 and the Expiration Date. In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the BAC and the resulting lack of liquidity of an investment in the Partnership; (ii) the estimated value of the Partnership's real estate assets; and (iii) the costs to the Purchasers associated with acquiring the BAC.

         The Partnership made the following statements in its Annual Report on Form 10-K for the fiscal year ending December 31, 2006: "There is no established market for the purchase and sale of BACs, although a various informal secondary market services exist. Due to the limited markets, however, investors may be unable to sell or otherwise dispose of their BACs.." The lack of any public market for the sale of BAC means that BAC holders have limited alternatives if they seek to sell their BAC. As a result of such limited alternatives for BAC holders, the Purchasers may not need to offer as high a price for the BAC as they would otherwise. On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the BAC upon consummation of the purchase. The Purchasers' review of independent secondary market reporting publications such as Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported sales of Units on secondary markets at $10 during the 2nd Quarter 2007 and sales of Units on secondary markets at $15.25 per Unit in Jul/Aug 2007, respectively. The American Partnership Board, another independent, third-party source, reported no trades in 3rd quarter 2007. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. In August 2006, the Purchasers received 46,476 BAC through a registered tender offer of $11 per BAC. In April 2007, the Purchasers received 17,740 BAC through a registered tender offer of $12.50 per BAC. The Purchasers are unaware of any other recent trading prices.

         The Purchasers are offering to purchase BAC which are an illiquid investment and are not offering to purchase the Partnership's underlying assets. The Purchasers' valuation is based upon the sale of the assets of the Partnership, but such assets may not be liquidated for an indefinite period of time. Accordingly, the underlying asset value of the Partnership is only one factor used by the Purchasers in arriving at the Offer Price. However, in the absence of trading price information, the Purchasers' estimate of the net asset value of the Partnership may be relevant to BAC holders' review of the Offer Price. Using publicly available information concerning the Partnership contained in the Partnership's Annual Report on Form 10-K for the fiscal year ending December 31, 2006 and the quarterly reports for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2006, the Purchasers derived an estimated net asset value for the BAC. The Purchasers are not qualified as real estate appraisers and have relied solely on publicly available information in making their estimate of the value of the Partnership's assets. The Purchasers' estimated value of Partnership assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Partnership's assets, whether now or at any time in the future.

         In determining their estimated value of the BAC, the Purchasers first calculated the "Estimated Net Sales Value" of the Partnership's real property investments. The Estimated Net Sales Value was determined by first determining the net operating income ("NOI") for the Partnership's properties. The NOI was calculated by subtracting from rental income the property operating expenses. The Purchasers then subtracted $400,000 from the NOI to account for the disclosure by the Partnership that up to $400,000 of cash returns would be lost due to the termination of the Scottsdale, Arizona lease with Days Inn. This NOI was then divided by a 14.5% capitalization rate (the "Cap Rate"). The result reduced by 6% to take into account the estimated closing costs which would be incurred upon sale by the Partnership of the properties, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes. The NOI and the rental income were obtained from the Partnership's Form 10-Q for the second quarter ended June 30, 2007 (available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and available for inspection at the Commission's principal office in Washington, D.C.).

         The Purchasers believe that the Cap Rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age, and quality. The utilization of different capitalization rates, however, could also be appropriate. In this regard, BAC holders should be aware that the use of lower capitalization rate would result in a higher Estimated Net Sales Value.

         To determine the Estimated Liquidation Value of the Partnership's assets, the Purchaser added to the Estimated Net Sales Value of the Partnership's properties the net current assets, as reported in the Partnership's most recent Form 10-Q for the quarter ended June 30, 2007, and calculated the amount of the balance allocable to the BAC. The resulting Estimated Liquidation Value of the Partnership's assets was approximately $15.61 per BAC. The Purchasers emphasize that this value was calculated by them solely for purposes of selecting an Offer Price. There can be no assurance as to the actual liquidation value of Partnership assets or as to the amount or timing of distributions of liquidation proceeds which may be received by BAC holders. The Partnership has not announced any pending offer to purchase its assets. Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds. Details on our analysis of the Estimated Valuation per BAC based upon this information is given below:

------------------------------------------------------ ------------------------
Gross valuation of partnership properties                         $20,226,000
------------------------------------------------------ ------------------------
Less: Selling Costs at 6%                                         ($1,214,000)
------------------------------------------------------ ------------------------
Less: Notes Payable                                               ($7,386,000)
------------------------------------------------------ ------------------------
Plus: Net Current Assets                                           $2,214,000
------------------------------------------------------ ------------------------
Estimated net valuation of your partnership                       $13,840,000
------------------------------------------------------ ------------------------
Percentage  of estimated  net  valuation                                   98%
allocated to holders of BACs based upon
subordinated general partner participation
------------------------------------------------------ ------------------------
Estimated net valuation of BACs                                   $13,563,000
------------------------------------------------------ ------------------------
Total number of BACs                                                  868,662
------------------------------------------------------ ------------------------
Estimated valuation per BAC                                            $15.61
------------------------------------------------------ ------------------------

         The Offer Price represents the price at which the Purchasers are willing to purchase BAC. The Purchasers arrived at the $14 Offer Price by applying a liquidity discount to their calculations of Estimated Liquidation Value of the Partnership's assets, after deducting selling and liquidation costs. The Purchasers apply such a discount with the intention of making a profit by holding on to the BAC until the Partnership is liquidated, hopefully at close to the full Estimated Liquidation Value. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the BAC may be relevant to BAC holders. BAC holders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender BAC.

         The Offer is not made with any current view toward or plan or purpose of acquiring BAC in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 173,732 BAC pursuant to this Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional BAC include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, the development of any public market in the BAC or actions by unrelated parties to tender for or purchase BAC, the status of and changes and trends in the Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

         Tendering BAC holders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the BAC to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred in connection with the Offer. The Purchasers desire to purchase up to 173,732 BAC. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 173,732, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 173,732 Units are so tendered and not withdrawn, we will accept for payment and pay for 173,732 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate. However, you have the option to sell `All or None' of your Units by checking the appropriate box on the Letter of Transmittal. If you check that box, we will only purchase your Units if we can purchase all of your Units; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Units; Proration and Section 4. Withdrawal Rights.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to BAC holders pursuant to the Offer, such increased consideration will be paid with respect to all BAC that are purchased pursuant to the Offer, whether or not such BAC were tendered prior to such increase in consideration.

         BAC holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their BAC.

                                  TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for BAC validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 11:59 p.m., Pacific Time, on November 20, 2007, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the BAC tendered, terminate the Offer and return all tendered BAC to tendering BAC holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BAC validly tendered, (iii) extend the Offer and, subject to the right of BAC holders to withdraw BAC until the Expiration Date, retain the BAC that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered BAC upon confirmation that the general partner will either transfer the BAC or recognize the change of address for distributions and correspondence on the BAC, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered BAC following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered BAC as offered herein.

         Further, by tendering your BAC, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for BAC Acceptance for Payment and Payment for BAC; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, BAC validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation that the general partner will either transfer the BAC or recognize the change of address for distributions and correspondence on the BAC. In all cases, payment for BAC purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         The Purchasers desire to purchase up to 173,732 Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 173,732, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 173,732 Units are so tendered and not withdrawn, we will accept for payment and pay for 173,732 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Units tendered until after the final proration factor has been determined.

         Unitholders may indicate, by checking a box on the Letter of Transmittal (the 'All or None' Box), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. See Section 4--Withdrawal Rights. If more than 173,732 Units have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Units that do not have the All or None Box checked.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered BAC when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such BAC pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for BAC purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering BAC holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering BAC holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered BAC are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal with respect to such BAC not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any BAC tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for BAC tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered BAC and such BAC may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the BAC deposited by or on behalf of the BAC holder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering BAC holders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to BAC holders pursuant to the Offer, such increased consideration shall be paid for all BAC accepted for payment pursuant to the Offer, whether or not such BAC were tendered prior to such increase.

Section 3. Procedures for Tendering BAC.

Valid Tender. For BAC to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on purple paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A BAC holder may tender any or all BAC owned by such BAC holder.

In order for a tendering BAC holder to participate in the Offer, BAC must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Pacific Time, on November 20, 2007, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering BAC holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for BAC purchased pursuant to the Offer, a tendering BAC holder must provide the Depositary with such BAC holder's correct taxpayer identification number and make certain certifications that such BAC holder is not subject to backup federal income tax withholding. Each tendering BAC holder must insert in the Letter of Transmittal the BAC holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each BAC tendered, each BAC holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such BAC holder's taxpayer identification number and address and that the BAC holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering BAC holder irrevocably appoints the designees of the Purchasers as such BAC holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such BAC holder's rights with respect to the BAC tendered by such BAC holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such BAC for payment. Upon such acceptance for payment, all prior proxies given by such BAC holder with respect to such BAC will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such BAC, be empowered to exercise all voting and other rights of such BAC holder as they in their sole discretion may deem proper at any meeting of BAC holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a BAC holder also assigns to the Purchasers all of the BAC holder's rights to receive distributions from the Partnership with respect to BAC which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of BAC; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of BAC pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the BAC tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular BAC of any particular BAC holder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any BAC or will incur any liability for failure to give any such notification.

A tender of BAC pursuant to any of the procedures described above will constitute a binding agreement between the tendering BAC holder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering BAC holder's representation and warranty that (i) such BAC holder owns the BAC being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such BAC complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any BAC holders who have granted options to sell or purchase the BAC, hold option rights to acquire such securities, maintain "short" positions in the BAC (i.e., have borrowed the BAC) or have loaned the BAC to a short seller. Because of the nature of limited partnership interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the BAC. In any event, a BAC holder will be deemed to tender BAC in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the BAC and the holder (i) delivers the BAC pursuant to the terms of the Offer,
(ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of BAC pursuant to the Offer are irrevocable, provided that BAC tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after December 10, 2007.

         For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the BAC to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, BAC is delayed for any reason or if the Purchasers are unable to purchase or pay for BAC for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered BAC may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering BAC holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any BAC properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn BAC may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

         Automatic Withdrawal Option. Unitholders may indicate, by checking a box on the Letter of Transmittal (the 'All or None Box'), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. If at any time during the day of the Expiration Date more than 173,732 Units have been properly tendered, unless the Purchaser amends the Offer to increase the number of Units to be purchased, the Purchaser will deem all Units from Unitholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Unitholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BAC by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any BAC by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of BAC being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchasers may also be required by applicable law to disseminate to BAC holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchasers will not provide a subsequent offering period following the Expiration Date.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of BAC) are delayed in their payment for BAC or are unable to pay for BAC pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered BAC on behalf of the Purchasers, and such BAC may be withdrawn to the extent tendering BAC holders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date). However, the ability of the Purchasers to delay payment for BAC that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchasers may delay payment until they receive confirmation that the general partner will either transfer the BAC or recognize the change of address for distributions and correspondence on the BAC.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Pacific Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR BAC HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain BAC holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements.

EACH BAC HOLDER TENDERING BACS SHOULD CONSULT SUCH BAC HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BAC HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code. Certain partnerships are classified as "publicly traded partnerships" and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent of a secondary market). The BACs are not traded on an established securities market. In the unlikely event that the Partnership becomes a "publicly traded partnership" and is not excepted from federal income tax, there would be several adverse tax consequences to the BAC holders. For instance, the Partnership would be regarded as having transferred all of its assets (subject to all of its liabilities) to a newly-formed corporation in exchange for stock which would be deemed distributed to the BAC holders in liquidation of their interests in the Partnership. In addition, if the Partnership is deemed to be a "publicly traded partnership," then special rules under Code Section 469 govern the treatment of losses and income of the Partnership. We cannot assure you that the Partnership will not be treated as a publicly traded partnership because the IRS could determine that the BAC are readily traded on a secondary market by virtue of the fact that there have been some tender offers and auction trades of BAC, however unlikely and inconsistent with the Code that would be.

Gain or Loss. A taxable BAC holder will recognize a gain or loss on the sale of such BAC holder's BAC in an amount equal to the difference between (i) the amount realized by such BAC holder on the sale and (ii) such BAC holder's adjusted tax basis in the BAC sold. The amount realized by a BAC holder will include the BAC holder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the BAC holder reports a loss on the sale, such loss generally could not be currently deducted by such BAC holder except against such BAC holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the BAC of a BAC holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each BAC holder who plans to tender hereunder should consult with the BAC holder's own tax advisor as to the BAC holder's adjusted tax basis in the BAC holder's BAC and the resulting tax consequences of a sale.

         If any portion of the amount realized by a BAC holder is attributable to such BAC holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such BAC holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a BAC holder's recognizing ordinary income with respect to the portion of the BAC holder's amount realized on the sale of a BAC that is attributable to such items while recognizing a capital loss with respect to the remainder of the BAC.

         A tax-exempt BAC holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its BAC pursuant to the Offer, assuming that such BAC holder does not hold its BAC as a "dealer" and has not acquired such BAC with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering BAC holder will be allocated the BAC holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the BAC sold for the period through the date of sale, even though such BAC holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such BAC. Such allocations and any Partnership distributions for such period would affect a BAC holder's adjusted tax basis in the tendered BAC and, therefore, the amount of gain or loss recognized by the BAC holder on the sale of the BAC.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer (although the Partnership Agreement prevents transfers of BAC that would cause such a termination). A tax termination of the Partnership could have an effect on a corporate or other non-individual BAC holder whose tax year is not the calendar year, as such a BAC holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended "Passive Activity Losses". A BAC holder who sells all of the BAC holder's BAC would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a BAC holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the BAC holder's BAC, such BAC holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the BAC holder's BAC and then against income from any other source.

Foreign BAC holders. Gain realized by a foreign BAC holder on a sale of a BAC pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering BAC holder from the purchase price payment to be made to such BAC holder unless the BAC holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the BAC holder's TIN, that such BAC holder is not a foreign person and the BAC holder's address. Amounts withheld would be creditable against a foreign BAC holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offer.

Limitations on Resales. The Purchasers do not believe the provisions of the Partnership Agreement should restrict transfers of BAC pursuant to the Offer, although no more than 50% of the BAC may be transferred in any 12-month period. This limitation will not affect the tender of BAC under this Offer because, subject to the terms of the Offer, we will pay for the BAC upon confirmation that the general partner will either transfer the BAC or recognize the change of address for distributions and correspondence on the BAC, and, under the terms of the Letter of Transmittal, we will take a power of attorney over your BAC that will permit us to change the address to which distributions are sent. We will then wait to transfer the BAC tendered until the Partnership can effect the transfer of record title in accordance with the Partnership Agreement.

Effect on Trading Market. If a substantial number of BAC are purchased pursuant to the Offer the result would be a reduction in the number of BAC holders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the BAC and none is expected to develop. Therefore, the Purchasers do not believe a reduction in the number of BAC holders will materially further restrict the BAC holders' ability to find purchasers for their BAC through secondary market transactions.

Voting Power of Purchasers. If the Purchasers acquire a significant number of the BAC sought hereunder could give the Purchasers a controlling voting interest in matters subject to a limited partner vote. The Partnership does not hold annual or regular meetings to elect directors, and does not have a representative board of directors overseeing management. Votes of BAC holders would only be solicited, if ever, for matters affecting the fundamental structure of the Partnership, such as the sale of the properties and termination of the Partnership, and the affirmative vote of more than 50% of the outstanding BAC (not a mere quorum) is required to effect action. The Purchasers and their affiliates do not intend to call for any such vote in the foreseeable future. A BAC holder who tenders BAC to the Purchasers grants a proxy to the Purchasers as of the date of acceptance of the tender, granting the Purchasers the right to vote such BAC in their sole discretion as to any matters for which the Partnership has established a record date prior to the time such. BAC are transferred by the Partnership to the Purchasers. The Purchasers reserve the right to exercise any and all rights they might hold in the event that any vote is called by the General Partner, or if, in the future, changes in circumstances would dictate that they or other limited partners exercise their right to call a vote. Thus, if the Purchasers purchase over 50% of the outstanding BAC of the Partnership (pursuant to this and any other tender offers and other purchases), they will be in a position to control the Partnership by virtue of being able to remove and replace the General Partner, to cause the Partnership to sell its assets, and to liquidate the Partnership.

Other Potential Effects. The BAC are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its BAC holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, BAC holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Partnership reported a total of 997 limited partners as of its most recent fiscal year end, but the Purchasers are offering to purchase up to 173,732 BAC. Accordingly, it is possible that the Offer could result in the total number of BAC holders falling below the foregoing 300 holder level. As disclosed by the Partnership in its public reports, however, there has never been a public trading market for the BAC and none is expected to develop, so the Partnership's status as a public company will not affect a trading market in the BAC. While the Partnership's Agreement of Limited Partnership requires that all BAC holders be provided annual audited financial statements, quarterly interim financial statements and timely reports providing other information regarding the operations and condition of the Partnership, a change in the Partnership's status as a public company could reduce the information available to BAC holders about the Partnership in the event the information required by the Partnership Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8. Future Plans. Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional BAC. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the BAC purchased pursuant to the Offer. The Purchasers are seeking to purchase a total of 173,732 BAC. If the Purchasers acquire fewer than 173,732 BAC pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit BAC pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of BAC after termination of the Offer, regardless of the number of BAC purchased. The Offer is not made with any current view toward or plan or purpose of acquiring BAC in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 173,732 BAC in this Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional BAC include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, the development of any public market in the BAC or actions by unrelated parties to tender for or purchase BAC, the status of and changes and trends in the Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

         The Purchasers are acquiring the BAC pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership. The Purchasers do not have any present intention to take any action in connection with the liquidation of the Partnership. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including, but not limited to, any vote to affecting the sale of the Partnership's properties and the liquidation and dissolution of the Partnership. Except as expressly set forth herein, the Purchasers have no present intention to seek control of the Partnership, to cause the Partnership to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Partnership, to make any change in the distribution policies, indebtedness or capitalization of any Partnership or to change the structure, management or operations of the Partnership, the listing status of the BAC or the reporting requirements of the Partnership. However, if the Purchasers purchase over 50% of the outstanding BAC of the Partnership (pursuant to this and any other tender offers and other purchases), they will be in a position to control the Partnership by virtue of being able to remove and replace the General Partner, to cause the Partnership to sell its assets, and to liquidate the Partnership.

Section 9. The Business of the Partnership. For information about the Partnership, please refer to the annual report prepared by the Partnership which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q, Schedule 14D-9s, and any other materials sent to you by the Partnership. These documents contain updated information concerning the Partnership, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Partnership is subject to the information and reporting requirements of the Exchange Act and information about the Partnership can be obtained on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C.

Section 10. Conflicts of Interest. The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to BAC holders.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are MPF-NY 2007, LLC; MPF Badger Acquisition Co. LLC; MPF DeWaay Fund 4, LLC; MPF Senior Note Program I, LP; Steven Gold; MP Income Fund 16 LLC; MPF Income Fund 23, LLC; MPF DeWaay Fund 6, LLC; MPF Flagship Fund 13 LLC; MPF Special Fund 8, LLC; MPF Flagship Fund 11, LLC; MPF Acquisition Co. 3, LLC; MPF DeWaay Fund 5, LLC; MPF Flagship Fund 12, LLC. For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities. The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.

         The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all BAC subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. MacKenzie Patterson Fuller, LP and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $170 million in such securities for affiliated portfolios during the last ten years. The Purchasers have aggregate assets that are more than sufficient to fund their collective obligation to purchase BAC in this Offer and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any BAC,
(ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the BAC within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchasers expect that approximately $2,432,248 would be required to purchase 173,732 BAC, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any BAC tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchasers are unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

         The Purchasers shall not be required to accept for payment or pay for any BAC and may terminate or amend the Offer as to such BAC if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any BAC by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any BAC, including, without limitation, the right to vote any BAC acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership's BAC holders, (iii) requires divestiture by the Purchasers of any BAC, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the BAC;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding BAC have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of BAC beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding BAC.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition for one tendering BAC holder, we will waive that condition for all BAC holders tendering BAC. Any determination by the Purchasers concerning the events described above will be final and binding upon all parties, subject, of course, to the parties' ability to seek review of any contested determination by an arbitrator pursuant to
Section 16.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of BAC by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of BAC tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing BAC thereunder. The Purchasers' obligation to purchase and pay for BAC is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of BAC pursuant to the Offer.

Margin Requirements. The BAC are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase BAC tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any BAC tendered.

Section 15. Fees and Expenses. The Purchasers have retained MacKenzie Patterson Fuller, LP, an affiliate of certain Purchasers, to act as Depositary in connection with the Offer. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) BAC HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your BAC, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

October 11, 2007

MPF-NY 2007, LLC; MPF Badger Acquisition Co. LLC; MPF DeWaay Fund 4, LLC; MPF Senior Note Program I, LP; Steven Gold; MP Income Fund 16 LLC; MPF Income Fund 23, LLC; MPF DeWaay Fund 6, LLC; MPF Flagship Fund 13 LLC; MPF Special Fund 8, LLC; MPF Flagship Fund 11, LLC; MPF Acquisition Co. 3, LLC; MPF DeWaay Fund 5, LLC; MPF Flagship Fund 12, LLC

                                   SCHEDULE I

                 THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

             The Purchasers are MPF-NY 2007, LLC; MPF Badger Acquisition Co. LLC; MPF DeWaay Fund 4, LLC; MPF Senior Note Program I, LP; Steven Gold; MP Income Fund 16 LLC; MPF Income Fund 23, LLC; MPF DeWaay Fund 6, LLC; MPF Flagship Fund 13 LLC; MPF Special Fund 8, LLC; MPF Flagship Fund 11, LLC; MPF Acquisition Co. 3, LLC; MPF DeWaay Fund 5, LLC; MPF Flagship Fund 12, LLC. Each of the entity Purchasers is organized as a limited liability company or limited partnership. The Manager of each of the limited liability company Purchasers and the general partner of each of the limited partnership Purchasers is MacKenzie Patterson Fuller, LP or its affiliate Sutter Capital Management, LLC. The names of the directors and executive officers of MacKenzie Patterson Fuller, LP are set forth below. Sutter Capital Management, LLC is wholly owned by MPF Advisers, LP, an affiliate of MacKenzie Patterson Fuller, LP. The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of BAC among them in such manner and proportions as they may determine in the future. Each of the entities is organized in California. The Purchasers intend, if the Offer is fully subscribed, to allocate the BAC among themselves as follows: MPF-NY 2007, LLC - 8,686.62 BAC; MPF Badger Acquisition Co. LLC - 8,686.62 BAC; MPF DeWaay Fund 4, LLC - 8,928.57 BAC; MPF Senior Note Program I, LP - 21,428.57 BAC; Steven Gold - 7,142.86 BAC; MP Income Fund 16 LLC - 10,714.29 BAC; MPF Income Fund 23, LLC - 17,857.14 BAC; MPF DeWaay Fund 6, LLC - 17,857.14 BAC; MPF Flagship Fund 13 LLC - 17,857.14 BAC; MPF Special Fund 8, LLC - 14,285.71 BAC; MPF Flagship Fund 11, LLC - 10,714.29 BAC; MPF Acquisition Co. 3, LLC - 3,571.43 BAC; MPF DeWaay Fund 5, LLC - 17,857.14 BAC; MPF Flagship Fund 12, LLC - 8,144.87 BAC. We will determine modifications to this allocation based upon the number of BAC tendered. Priority is given to Purchasers which already hold BAC, then to Purchasers which raised capital first, then to the remaining Purchasers in equal shares. BAC will be allocated according to this priority until the maximum number of BAC listed above are allocated to Purchasers within a given priority, then BAC will be allocated similarly among Purchasers in the next level of priority, until all BAC are allocated; provided that MPF-NY 2007 will receive at least 10% of all BAC tendered.

MacKenzie Patterson Fuller, LP

The names of the directors and executive officers of MacKenzie Patterson Fuller, LP are set forth below. Each individual is a citizen of the United States of America. The principal business address of MacKenzie Patterson Fuller, LP, each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100. The general partner is BC-GP, Inc., a California corporation owned by the limited partners.

C.E. Patterson is President and a director of MacKenzie Patterson Fuller, LP, which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989. In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MPF Advisers, LP), a registered investment adviser ("MPFA"), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of MPFA, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. Mr. Patterson previously served as president of Host Funding, Inc., an owner of lodging properties, from December 1999 through 2003. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company. Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a director of MacKenzie Patterson Fuller, LP and has served in that capacity since January 1989. In 1981, Ms. Patterson and C.E. Patterson established MPFA. She has served as Chair of the Board and Secretary of MPFA since that date. Her responsibilities with MPFA include oversight of administrative matters and monitoring of past projects underwritten by MPFA. Since October 1990, Ms. Patterson has been responsible for the day-to-day operations of two nursing homes and over 200 employees.

Glen W. Fuller became senior vice president and a director of MacKenzie Patterson Fuller, LP in May 2000. Since 2004 he has been a director and vice president of MPFA. Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson Fuller, LP as a portfolio manager and research analyst. From December 1999 to 2003, Mr. Fuller served as an officer and director of Host Funding, Inc. Prior to joining MacKenzie Patterson Fuller, LP, from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive). Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

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

Chip Patterson is senior vice president, general counsel, and a director of the MacKenzie Patterson Fuller, LP Since 2004 he has been a director and vice president of MPFA. Prior to joining MacKenzie Patterson Fuller, LP in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003. From August 1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997. He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science. He also has prior experience in sales, retail, and banking.

Christine Simpson is senior vice president of MacKenzie Patterson Fuller, LP and MPFA and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson Fuller, LP Ms. Simpson has served in that position since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Patterson Fuller, LP She joined MacKenzie Patterson Fuller, LP as an administrative assistant in July 1990. Ms. Simpson received her Bachelor of Arts degree in Management from Saint Mary's College of California in May 2005 and her Master of Science in Financial Analysis and Investment Management from Saint Mary's College of California in October 2006.

Robert E. Dixon is senior vice president and a director of MPFA and MacKenzie Patterson Fuller, LP and served as an officer and director of Sutter Holding Company, Inc. from March 2002 to October 2006. Mr. Dixon received his Bachelor's degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and those of the entities he controlled, and he was principally engaged in that activity until May 2005, when he rejoined MPFA. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.

Andrea K. Meyer is vice president of Trading and Portfolios for MPFA and MacKenzie Patterson Fuller, LP As vice president of Trading and Portfolios, Ms. Meyer is responsible for handling the day-to-day operations of the trading department. She graduated from St. Mary's College of California in 1997 with a Bachelor of Science in Business Administration with a concentration in Finance and a Minor in Accounting. Prior to joining MPFA in 1998, she worked for a year for State Street Bank and Trust, one of the leading financial services specialists worldwide, as a portfolio accountant.

Steven Gold

Steven Gold, a California attorney, has been working during the last five years analyzing investments on behalf of the David B. Gold Foundation, a charitable foundation for which he is the Treasurer. The business address of the Foundation is 44 Montgomery Street, Suite 3750, San Francisco, California 94104. Mr. Gold is a U.S. citizen. In addition, he has participated in starting a number of business ventures, including T/O devices and an import/export company.










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